Exhibit 10.3

TRUECAR, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of May 24, 2019 (the “Effective Date”) by and between TrueCar, Inc. (the “Company”), and Noel B. Watson (“Executive” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, the Company wishes to retain the services of Executive and Executive wishes to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing recital and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

1.    Duties and Obligations.

(a)    Duties and Scope of Employment. As of June 17, 2019 (the “Start Date”), Executive will serve as Chief Financial Officer of the Company reporting directly to the Company’s Chief Executive Officer (the “CEO”). Executive will have the authority generally allowed to persons discharging the duties of such position. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the CEO. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)    Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the Employment Term for any direct or indirect remuneration without the prior approval of the CEO or the Company’s Board of Directors (the “Board”), and Executive will not engage in any other activities that conflict with Executive’s obligations to the Company.

2.    At-Will Employment. Subject to the terms hereof, Executive’s employment with the Company will be “at-will” employment and may be terminated by the Company at any time with or without cause or with or without notice. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

3.    Compensation.

(a)    Base Salary. During the Employment Term, the Company will pay Executive an annual base salary of $450,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b)    Bonus. Executive will be eligible to receive a discretionary bonus targeted annually at 50% of Executive’s then-current Base Salary (the “Bonus”). Any Bonus may be based on a variety of metrics including Executive’s performance and the Company’s performance, and will be paid in the Company’s sole discretion. Because a primary objective of the discretionary Bonus is employee retention, Executive will only be eligible to earn a Bonus if Executive remains employed by the Company in good standing on the date that the Bonus is paid. The discretionary Bonus, if awarded, is generally paid, less the usual, required withholding, in quarterly installments and generally paid to employees during the quarter immediately following the end of the performance period to which the bonus relates, and in all cases, not later than March 15th of the year after the year to which the bonus relates. All or a portion of the Bonus may, at the discretion of the Company, instead of quarterly installments be paid in the form of annual, “spot” or periodic bonuses that may be paid throughout the year or in such other form as the Company determines. No discretionary Bonus will be paid for Q1 of 2019. Any discretionary Bonus Executive receives for Q2 of 2019 will reflect a pro-ration based on Executive’s Start Date. The Company’s bonus program is subject to change at the Company’s discretion. In addition, the Company may, in their discretion, grant additional discretionary bonus amounts to Executive.

(c)    Signing Bonus. Executive will be eligible to receive a signing bonus totaling $400,000 (the “Signing Bonus”), which will be paid in two equal installments as follows: (i) $200,000 will be paid on the first payroll period following Executive’s Start Date, and (ii) provided that, except as provided under Section 6(c), Executive remains employed through December 31, 2020, $200,000 will be paid on such date, in each case, subject to the usual, required withholding. Except as provided under Section 6(c), in the event Executive resigns his employment with the Company prior to December 31, 2020, Executive will be required to repay to the Company a prorated portion of the first installment of the Signing Bonus, based upon the number of months remaining in the period measured from the Start Date through and December 31, 2020, and will forfeit any right to the second installment of the Signing Bonus.

(d)    Equity.

(i)    Initial Stock Option. At the first meeting of the Compensation and Workforce Committee of the Board (the “Compensation Committee”) following the Start Date, the Company will recommend that Executive be granted a stock option to purchase shares of the Company’s common stock having an aggregate grant date fair value of approximately $468,750 (the “Initial Option”). The Initial Option shall have an exercise price no less than 100% of the per share fair market value of the Company’s common stock on the date of grant. The Company will recommend that, subject to the accelerated vesting provisions set forth herein, the shares subject to the Initial Option be scheduled to vest in forty-eight (48) approximately equal monthly installments, subject to Executive’s continued service with the Company through each vesting date, with the first vesting date occurring on the one (1)-month anniversary of Executive’s ninety-first (91st) day of employment with the Company. The Initial Option will be subject to the terms, definitions and provisions of the Company’s 2014 Equity Incentive Plan and a stock option agreement by and between Executive and the Company, which will control the Initial Option grant, and both of which documents are incorporated herein by reference.

(ii)    Initial RSU Award. At the first Compensation Committee meeting following the Start Date, the Company will recommend that Executive be granted an award of restricted stock units having an aggregate grant date fair value of approximately $2,031,250 (the “Initial RSUs”). The Company will recommend that the Initial RSUs have a vesting commencement date of the fifteenth (15th) day of the third (3rd) month after the Start Date and will vest in approximately equal quarterly amounts over sixteen (16) quarters, subject to Executive’s continued service with the Company through each vesting date, with the first vesting date occurring on the three (3)-month anniversary of the vesting commencement date. All Initial RSUs will be subject to terms and conditions of the Company’s 2014 Equity Incentive Plan and restricted stock unit agreement provided by the Company, which will control the Initial RSU grant, and both of which documents are incorporated herein by reference.

(iii)    Executive will be eligible to receive additional awards of stock options, restricted stock, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or the Compensation Committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4.    Employee Benefits.

(a)    General. During the Employment Term, Executive will be entitled to participate in benefit plans and programs of the Company (including vacation and/or paid-time off), maintained by the Company for the benefit of its employees if any, on the same terms and conditions as other similarly-situated employees to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. Executive will be provided with additional information about those benefits upon or shortly following Executive’s Start Date. The Company reserves the right to modify employee compensation and cancel or change the benefit plans and programs it offers to its employees at any time in its discretion.

(b)    Relocation and Temporary Housing Benefits.

(i)    Relocation Benefits. The Company will assist Executive with certain reasonable and customary moving expenses associated with Executive’s relocation to the Santa Monica, California area, up to a maximum reimbursement of $100,000, in accordance with the Company’s relocation program currently administered through Odyssey Relocation (a copy of which will be provided to Executive by the Company or its delegate), but specifically excluding any tax assistance or gross-up benefits; provided, however, that in order to be eligible for any relocation expense reimbursements or benefits under the relocation program (“Relocation Benefits”), Executive must be employed by the Company or one of its subsidiaries on the date any such Relocation Benefits are paid or provided to Executive. All Relocation Benefits will be subject to the usual, required tax withholdings. Except as provided under Section 6(c), in the event that Executive resigns his employment within twelve (12) months following the Start Date, then no later than thirty (30) days after Executive’s last day of work, Executive will be required to repay to the Company a prorated portion of any Relocation Benefit expenses incurred by the Company in connection with Executive’s relocation, based upon the number of months remaining in the twelve (12)-month period measured from the Start Date. Except as provided under Section 6(c), Executive also may be required to repay certain Relocation Benefit expenses as provided in the relocation program provided to Executive.

(ii)    Housing Allowance. The Company will provide Executive with a monthly housing allowing of $15,000 (the “Housing Allowance”) for the first six (6) calendar months of Executive’s employment, beginning with the month in which the Start Date occurs. In order to receive a Housing Allowance payment, Executive must be employed on at least one day during the applicable month. Each applicable Housing Allowance payment will be paid to Executive, less the usual, required withholding, in the first payroll period of the applicable month (with respect to the first Housing Allowance payment, in the first payroll period following the Start Date).

5.    Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.    Severance Benefits.

(a)    Termination without Cause or Resignation for Good Reason Prior to a Change in Control. If the Company terminates Executive’s employment with the Company for a reason other than Cause (and not by reason of Executive’s death or Disability), or Executive resigns from employment with the Company for Good Reason, and in each case, such termination occurs prior to a Change in Control, then subject to Section 8 of this Agreement, Executive will receive as severance from the Company: (i) continuing payments of Executive’s Base Salary as in effect on the date of Executive’s termination, payable in accordance with the Company’s standard payroll procedures during the Severance Period; (ii) the immediate vesting of each of Executive’s then-outstanding Equity Awards as to the number of shares subject to each such Equity Award that otherwise would have vested had he remained an employee of the Company through the twelve (12)-month anniversary of Executive’s termination of employment; and (iii) subject to Section 6(d) below, the Company will either, at the Company’s election, reimburse Executive for the payments Executive makes, or pay directly to the insurance provider the premiums, for medical, vision and dental coverage for Executive and Executive’s eligible dependents under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or comparable state law (“COBRA”) through the twelve (12)-month anniversary of Executive’s termination of employment or until Executive has secured other employment that provides group health insurance coverage, whichever occurs first provided Executive timely elects COBRA coverage, remains eligible for COBRA continuation coverage and, with respect to reimbursements, pays for COBRA coverage. With respect to Equity Awards granted on or after the Start Date, the same vesting acceleration provisions provided in the prior sentence will apply to such Equity Awards except to the extent provided in the applicable equity award agreement by explicit reference to this Agreement or to a later employment or other agreement providing for similar vesting acceleration provisions. Executive agrees and acknowledges that the terms of this Agreement may restrict the Company’s ability to make future modifications, including but not limited to the vesting schedule and/or payment timing, to Executive’s restricted stock units, performance shares and performance units without risking a violation of Section 409A (as defined below).

(b)    Termination due to Death or Disability. If Executive’s employment with the Company terminates due to Executive’s death or Disability, regardless of whether before, on or after a Change in Control, then subject to Section 8 of this Agreement, Executive or, if applicable, his estate (in which case references to “Executive” in this Section 6(b) and in Section 6(d) will be deemed to refer to Executive’s estate) will receive as severance from the Company: (i) the immediate vesting as to 100% of each of Executive’s then-outstanding Equity Awards; and (ii) subject to Section 6(d) below, the Company will either, at the Company’s election, reimburse Executive for the payments Executive makes, or pay directly to the insurance provider the premiums, for medical, vision and dental coverage for Executive and Executive’s eligible dependents under COBRA during the Severance Period, provided Executive timely elects COBRA coverage, remains eligible for COBRA continuation coverage and, with respect to reimbursements, pays for COBRA coverage. With respect to Equity Awards granted on or after the Effective Date, the same vesting acceleration provisions provided in the prior sentence will apply to such Equity Awards except to the extent provided in the applicable equity award agreement by explicit reference to this Agreement or to a later employment or other agreement providing for similar vesting acceleration provisions.

(c)    Termination Without Cause or Resignation for Good Reason on or after a Change in Control. If the Company terminates Executive’s employment with the Company for a reason other than Cause (and not by reason of Executive’s death or Disability), or Executive resigns from employment with the Company for Good Reason, and in each case, such termination occurs upon or after a Change in Control, then subject to Section 8 of this Agreement, Executive will receive as severance from the Company: (i) continuing payments of Executive’s Base Salary as in effect on the date of Executive’s termination, payable in accordance with the Company’s standard payroll procedures during the Severance Period; (ii) the immediate vesting as to 100% of each of Executive’s outstanding Equity Awards that (x) are outstanding as of the date of the termination of Executive’s employment and (y) other than with respect to the Initial Option and Initial RSUs referenced in Sections 3(d)(i) and 3(d)(ii), respectively, of this Agreement, were granted at least ninety (90) days prior to the applicable Change in Control; (iii) subject to Section 6(d) below, the Company will either, at the Company’s election, reimburse Executive for the payments Executive makes, or pay directly to the insurance provider the premiums, for medical, vision and dental coverage for Executive and Executive’s eligible dependents under COBRA through the twelve (12)-month anniversary of Executive’s termination of employment or until Executive has secured other employment that provides group health insurance coverage, whichever occurs first, provided Executive timely elects COBRA coverage, remains eligible for COBRA continuation coverage and, with respect to reimbursements, pays for COBRA coverage; (iv) Executive will receive a lump sum payment of any then-unpaid portion of the Signing Bonus, and any obligation of Executive to repay the Signing Bonus that otherwise would apply under Section 3(c) of this Agreement will automatically be waived; and (v) any obligation of Executive to repay any Relocation Benefits that otherwise would apply under Section 4(b)(i) of this Agreement will automatically be waived. With respect to Equity Awards granted on or after the Effective Date, the same vesting acceleration provisions provided in the prior sentence will apply to such Equity Awards except to the extent provided in the applicable equity award agreement by explicit reference to this Agreement or to a later employment or other agreement providing for similar vesting acceleration provisions.

(d)    COBRA Benefits. Any COBRA reimbursements under this Agreement will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy, provided that Executive submits documentation to the Company substantiating his payments for COBRA coverage. However, if the Company determines in its sole discretion that it cannot, without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), provide any COBRA reimbursements or direct payments of COBRA premiums under this Agreement (either, the “COBRA Benefits”) that otherwise would be due to Executive under this Section 6, the Company will not provide, and Executive will not be entitled to, COBRA Benefits or any payments in lieu of any such COBRA Benefits to which Executive is entitled under Section 6(b), but the Company will, in lieu of any such COBRA Benefits to which Executive is entitled under Section 6(a) or Section 6(c) of this Agreement, provide to Executive a taxable monthly payment (“Healthcare Premium Payment”) in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage at coverage levels in effect immediately prior to Executive’s termination (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage. At the same time each monthly Healthcare Premium Payment (if any is due) is paid to Executive, the Company also will provide Executive with a gross-up amount, determined by the Company, necessary to pay federal and state income and employment taxes incurred by Executive with respect to such Healthcare Premium Payment (with such gross-up to be calculated by the Company based on the withholding rates the Company has in effect for Executive at the time the Healthcare Premium Payment is paid to Executive). Any Healthcare Premium Payments and any related gross-up payments will cease to be provided when, and under the same terms and conditions, COBRA Benefits would have ceased under this Section 6. For the avoidance of doubt, the taxable payments in lieu of COBRA Benefits may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by this Section 6(d) without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment or any further COBRA Benefits.

(e)    Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason and other than due to Executive’s death or Disability), or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits (including continued vesting) except for those (if any) as may then be established under the Company’s then-existing severance and benefits plans and practices or pursuant to other then-effective written agreements with the Company that have not been superseded by this Agreement.

(f)    Exclusive Remedy. In the event of a termination of Executive’s employment as set forth in Section 6 of this Agreement, the provisions of Section 6 are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract or in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 6 of this Agreement.

7.    Change in Control Benefits. In the event of a Change in Control that occurs while Executive remains an employee of the Company, if Executive remains employed with the Company (or any successor of the Company or subsidiary thereof) as of the first day immediately following the twelve (12)-month anniversary of the Closing of the Change in Control (such day, the “Post-CIC Anniversary Date”), then 100% of any Equity Awards that (x) are outstanding as of the Post-CIC Anniversary Date and (y) other than with respect to the Initial Option and Initial RSUs referenced in Sections 3(d)(i) and 3(d)(ii), respectively, of this Agreement, were granted to Executive at least ninety (90) days prior to the applicable Change in Control, will vest and become fully exercisable (to the extent applicable) at such time. With respect to Equity Awards granted on or after the Effective Date, but granted prior to the Closing, the same vesting acceleration provisions provided in the prior sentence will apply to such Equity Awards except to the extent provided in the applicable equity award agreement by explicit reference to this Agreement or to a later employment or other agreement providing for similar vesting acceleration provisions.

8.    Conditions to Receipt of Severance; No Duty to Mitigate.

(a)    Separation Agreement and Release of Claims. The payment of any severance set forth in Section 6(a), Section 6(b), Section 6(c) and Section 6(d) above is contingent upon Executive signing and not revoking a separation and release of claims agreement with the Company (which may include an agreement not to disparage the Company, non-solicit provisions and other standard terms and conditions) in a form reasonably acceptable to the Company (the “Release”) upon or following Executive’s separation from service and such Release becoming effective no later than sixty (60) days following Executive’s separation from service (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective. Any severance payments and benefits under this Agreement will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 8(b)(ii); provided, however, that any acceleration of vesting of options and restricted stock will be provided on the Release effectiveness date. Except as required by Section 8(b)(ii), any payments and benefits that would have been made to Executive during the sixty (60)-day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement. In no event will Executive have discretion to determine the taxable year of payment of any severance payments or benefits.

(b)    Section 409A.

(i)    Notwithstanding anything to the contrary in this Agreement, no Deferred Payments, if any, payable to Executive pursuant to this Agreement will be payable until Executive has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and official guidance thereunder (“Section 409A”). Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this Section 8(b)(ii) will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)    Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes herein. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes herein. Any payments or benefits due under Section 6 of this Agreement will be paid as provided under this Agreement, but in no event later than the last day of the second taxable year of Executive following Executive’s taxable year in which Executive’s separation from service from the Company occurs.

(iv)    For purposes of this Agreement, “Section 409A Limit” means two (2) times the lesser of: (x) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(v)    Executive must be employed by the Company or one of its subsidiaries in order to receive any Relocation Benefits, unless the Company waives such requirement. If the Company waives such requirement, then no such benefits will be paid or provided later than the sixtieth (60th) day following the date such waiver occurs. Accordingly, any taxable Relocation Benefits are intended to be exempt from Section 409A pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations.

(vi)    The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. In no event will the Company reimburse Executive for any taxes or costs that may be imposed on or incurred by Executive as a result of Section 409A. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(c)    Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive continuing to comply with:
(i) the terms of the Confidential Information Agreement (as defined in Section 11); and (ii) the provisions of this Agreement. In the event Executive breaches the provisions of this Section 8(c), all continuing payments and benefits to which Executive may otherwise be entitled to pursuant to Section 6 will immediately cease.

(d)    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

9.    Limitation on Payments. In the event that the severance or change in control-related or other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits will be either:

(a)    delivered in full, or

(b)    delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance or change in control-related or other benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) reduction of acceleration of vesting of equity awards, which will occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of other benefits paid or provided to the Executive, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one equity award was made to the Executive on the same date of grant, all such awards will have their acceleration of vesting reduced pro rata. In no event will Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.

10.    Definitions.

(a)    Cause. For purposes of this Agreement, “Cause” means: (i) Executive’s failure to perform his assigned duties or responsibilities as an employee (other than a failure resulting from Executive’s Disability) after written notice thereof from the Company describing Executive’s failure to perform such duties or responsibilities; (ii) Executive engaging in any act of dishonesty, fraud or misrepresentation with respect to the Company; (iii) Executive’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; (iv) Executive’s breach of any confidentiality agreement or invention assignment agreement (including, but not limited to, the Confidential Information Agreement) between Executive and the Company (or any affiliate of the Company); or (v) Executive being convicted of, or entering a plea of nolo contendere to, any crime. For purposes of clarity, Executive’s termination of employment due to death or Disability is not, by itself, deemed to be a termination by the Company other than for Cause or a resignation for Good Reason.

(b)    Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:

(i)    Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control and, provided, further; that the Board may, in its reasonable judgment, determine that any change in the ownership of the stock of the Company as a result of a financing of the Company or otherwise, in the determination of the Board, for fundraising purposes, in each case that is approved by the Board prior to such change in ownership also will not be considered a Change in Control; or

(ii)    [RESERVED]; or

(iii)    Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3) and, provided, further; that the Board may determine that certain asset transfers that should not, in the reasonable judgment of the Board (as constituted immediately prior to such asset transfers), be considered to be a “Change in Control” due to extenuating factors such as, for example, a determination being made to continue its business using only a certain subset of its assets rendering the remainder obsolete or retention of the proceeds from such sale by the Company for subsequent business use. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition of Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c)    Closing. For purposes of this Agreement, “Closing” means the closing of the first transaction constituting a Change in Control that occurs on or following the Start Date.

(d)    Deferred Payments. For purposes of this Agreement, “Deferred Payments” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries), that in each case, when considered together, are considered deferred compensation under Section 409A.

(e)    Disability. For purposes of this Agreement, “Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

(f)    Equity Awards. For purposes of this Agreement, “Equity Awards” means any of Executive’s stock options to purchase shares of the Company’s common stock, restricted shares of the Company’s common stock (including unvested shares Executive has purchased through an early exercise of a stock option grant), stock appreciation rights, restricted stock units, performance shares, performance units and any other equity compensation awards granted by the Company or any successor of the Company.

(g)    Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent: (i) a material reduction in Executive’s Base Salary which reduction is not applicable to a majority of the Company’s senior management, excluding the substitution of substantially equivalent compensation and benefits; (ii) a material reduction of Executive’s authority, duties or responsibilities, unless Executive is provided with a comparable position; provided, however, that a reduction in authority, duties, or responsibilities primarily by virtue of the Company being acquired and made part of a larger entity whether as a subsidiary, business unit or otherwise (as, for example, when the Chief Executive Officer of the Company remains as such following an acquisition where the Company becomes a wholly owned subsidiary of the acquirer, but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”; or (iii) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of fifty (50) miles or less from Executive’s then present location or to Executive’s home as his primary work location will not be considered a material change in geographic location. In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice, and such grounds must not have been cured during such time. Any resignation for Good Reason must occur within two (2) years of the initial existence of the acts or omissions constituting the grounds for “Good Reason”.

(h)    Severance Period. For purposes of this Agreement, “Severance Period” means (x) if the Executive’s termination of employment with the Company occurs prior to the first anniversary of the Start Date, the period of time commencing immediately after Executive’s separation of service from the Company through the date that is eighteen (18) months following such separation date, and (y), if the Executive’s termination of employment with the Company occurs on or following the first anniversary of the Start Date, the period of time commencing immediately after Executive’s separation of service from the Company through the date that is twelve (12) months following such separation date.

11.    Confidential Information. As a condition to employment, Executive will enter into the Company’s standard At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidential Information Agreement”) upon or prior to commencing employment hereunder. This Agreement requires, among other provisions, Executive’s assignment of intellectual property rights to any invention made during Executive’s employment at the Company and non-disclosure of proprietary information.

12.    Identity Verification and Employment Authorization. Pursuant to the Immigration Reform and Control Act, the Company is required to verify the identity and employment authorization of all new hires. To comply with this legal obligation, the Company must complete an Employment Eligibility Verification Form I-9 within three (3) days of Executive’s

Start Date or the Company’s employment relationship with Executive may be terminated. Information about what Executive will need to bring to work to complete this form will be provided to Executive as soon as possible following Executive’s execution and return of this Agreement.

13.    Reference and Background Checks. This offer of employment with the Company is contingent upon the Company’s satisfactory completion of reference and background checks, proof of Executive’s authorization to work in the United States and Executive’s execution of the provided Confidential Information Agreement.

14.    No Conflicting Obligations. Executive confirms that Executive is not under any existing obligations that may impact Executive’s eligibility to be employed by the Company or limit the manner in which Executive may be employed. Executive agrees not to bring any third-party confidential information to the Company, including that of Executive’s former employer, and that Executive will not in any way utilize any such information in performing Executive’s duties for the Company.

15.    Successors.

(a)    The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 15(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)    Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

16.    Notices.

(a)    General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, mailed notices will be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the Chief Executive Officer of the Company.

(b)    Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 16(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

17.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

18.    Integration. This Agreement represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, but this Agreement does not supersede any applicable Company policy with respect to the treatment of Company equity awards upon death or disability. This Agreement may be modified only by agreement of the Parties by a written instrument executed by the Parties that is designated as an amendment to this Agreement.

19.    Waiver of Breach. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). The waiver of a breach of any term or provision of this Agreement will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

20.    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

21.    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

22.    Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

23.    Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, including that Executive is waiving his right to a jury trial, and is knowingly and voluntarily entering into this Agreement.

24.    Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

25.    Deadline for Execution. The offer under this Agreement will expire at the close of business on May 31, 2019, if the Company has not received Executive’s signed Agreement and Confidential Information Agreement by that date.

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:

TRUECAR, INC.

By:     /s/ Chip Perry
Title:     CEO

EXECUTIVE:

/s/ Noel B. Watson
NOEL B. WATSON

[SIGNATURE PAGE TO NOEL B. WATSON EMPLOYMENT AGREEMENT]